Exhibit 5.1

August 6, 2026

Innodata Inc.

55 Challenger Road

Ridgefield Park, New Jersey 07660

Ladies and Gentlemen:

We have acted as counsel to Innodata Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $300,000,000 (the “Placement Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-298075), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on August 6, 2026, which became automatically effective on August 6, 2026 (the “Registration Statement”), the related base prospectus, dated August 6, 2026 (the “Base Prospectus”), and the prospectus supplement, dated August 6, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and the equity distribution agreement, dated August 6, 2026 (the “Sales Agreement”), by and among the Company, Goldman Sachs & Co. LLC, Craig-Hallum Capital Group LLC, Wells Fargo Securities, LLC, Maxim Group LLC, and Wedbush Securities Inc. (each, a “Sales Agent” and collectively, the “Sales Agents”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Prospectus Supplement and the Base Prospectus, to the references to us in the Registration Statement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

502 Carnegie Center Dr.
Princeton, NJ 08540	+1.609.919.6600
United States	+1.609.919.6701